TSA PLAN ENDORSEMENT

This endorsement is made part of the annuity contract to which it is attached. It changes certain contract terms by adding the following provisions to the annuity contract. In the event of any conflict between contract and endorsement provisions, the endorsement provisions take precedence over the contract provisions.

This contract is intended to qualify as a Tax-Sheltered Annuity (TSA) contract. A Tax-Sheltered Annuity is used in or under a retirement plan or program described in Code Section 403(b).

Code

Code means the Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this contract.

GENERAL PROVISIONS

Unisex Basis

Since TSA plans are employer-sponsored retirement plans, this contract is issued with rates on a unisex basis. All sex-distinct references in the contract are hereby deleted and replaced with unisex references.

Minimum Distribution Requirement

Once the plan participant reaches age 70 1/2, the Code requires receipt of certain minimum distributions from most tax-qualified plans. Generally distributions must begin no later than April 1 following the year in which the participant reaches age 70 1/2. The minimum distribution requirements may be satisfied by making partial withdrawals from time to time or by settlement of this contract using an annuity payment plan.

Consult a tax advisor to determine required minimum distributions and the method of satisfying the minimum distribution requirements which best meets the owner's and/or plan participant's objectives.

Contract Modification

We reserve the right to modify this contract to the extent necessary to qualify this contract as a TSA contract as described in the applicable Code Section 403(b) and all related laws and regulations which are in effect during the term of this contract.

We will obtain the approval of any regulatory authority for the modifications.

Benefits Based on Incorrect Data

Payments under the contract will be based on the annuitant's birthdate. If the annuitant's birthdate has been misstated, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birthdate. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

OWNERSHIP AND BENEFICIARY

Change of Ownership

The right to change the ownership is restricted. This contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under Section 403 of the Code, or under any other applicable section of the Code.

However, if this contract is owned by a trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account, such trustee or custodian may transfer ownership of the contract to the annuitant or to a qualified successor trustee or custodian.

Any change of ownership as provided above must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Assignment

This contract may not be assigned as collateral.

PAYMENTS TO BENEFICIARY

Death Benefits Before the Retirement Date In lieu of a lump sum, payment of the death benefit may be made under an Annuity Payment Plan, provided:

1. The beneficiary elects the plan within 60 days after we receive due proof of death; and

2. The plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and

3. (a)Payments begin no later than one year after the date of death, in the case of a nonspouse beneficiary; or

   (b)payments must begin no later than the date on which the annuitant would have attained age 70 1/2, in the case of a spousal beneficiary; and

   (c)amounts are calculated in accordance with the Code.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Spouse's Option to Continue Contract

If you are a nonnatural person such as a tax-qualified trust or a tax-qualified custodial account, references to you and your spouse in this provision are changed to the annuitant and the annuitant's spouse. If you die prior to attaining age 70 1/2 and your spouse is the sole beneficiary, your spouse may keep the contract in force as owner and defer beginning annuity payments until you would have attained age 70 1/2 or such other date as provided in the Code. Any annuity payment plan later elected must provide amounts calculated in accordance with the Code.

PURCHASE PAYMENTS

Limit on Elective Deferrals

Since your contract is a Tax-Sheltered Annuity qualified under Section 403(b) of the Code, any Elective Deferrals made under the contract may not exceed the annual limit on elective deferrals as provided in the Code.

Elective Deferrals means employer contributions to the annuity that are excludable from your current income as provided in the Code.

WITHDRAWAL PROVISIONS

TSA Distribution Restrictions

To meet the requirements of Section 403(b) of the Code, unless otherwise provided in the Code, no amounts may be distributed from TSA contracts unless you have:

1. attained age 59 1/2; or
2. separated from service; or
3. died; or
4. become disabled (as defined in Section 72(m)(7) of the Code); or
5. encountered hardship (within the meaning of Section 403(b) of the Code); and then only such items as the Code may provide.

We will require satisfactory written proof of the event(s) in items 1 through 5 above prior to any distribution from the contract.

TABLES OF ANNUITY RATES

Table A below shows the amount of the first monthly variable annuity payment, based on 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Annuity Rates in effect at annuitization. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the age of the annuitant(s) at annuitization. The amount of such annuity payments under Plan D will depend upon the ages of the annuitant and the joint annuitant at annuitization.

Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied

                                  PLAN A                        PLAN B                           PLAN C            PLAN D
     Age          Beginning                                 Life Income with                   Life Income
      at              in        Life Income     Five Years     Ten Years     Fifteen Years     Installment     Joint & Survivor
Annuitization        Year       Non-Refund       Certain        Certain         Certain          Refund           Non-Refund
   Age 65            2005          5.85            5.83           5.77            5.66             5.67              5.20
                     2010          5.78            5.76           5.71            5.61             5.61              5.16
                     2015          5.72            5.70           5.65            5.56             5.56              5.13
                     2020          5.66            5.64           5.60            5.52             5.51              5.09
                     2025          5.60            5.59           5.54            5.47             5.47              5.06
                     2030          5.55            5.53           5.50            5.43             5.43              5.04
   Age 70            2005          6.54            6.50           6.36            6.14             6.22              5.66
                     2010          6.45            6.41           6.28            6.08             6.15              5.60
                     2015          6.35            6.32           6.21            6.03             6.08              5.55
                     2020          6.27            6.24           6.14            5.97             6.01              5.50
                     2025          6.19            6.16           6.07            5.92             5.95              5.45
                     2030          6.11            6.09           6.01            5.87             5.90              5.41
   Age 75            2005          7.58            7.47           7.15            6.70             6.99              6.33
                     2010          7.43            7.34           7.05            6.63             6.89              6.25
                     2015          7.30            7.21           6.96            6.57             6.80              6.17
                     2020          7.18            7.10           6.87            6.51             6.71              6.09
                     2025          7.06            6.99           6.78            6.46             6.62              6.02
                     2030          6.95            6.89           6.70            6.40             6.55              5.96
   Age 85            2005         11.44           10.69           9.09            7.60             9.50              8.88
                     2010         11.12           10.45           9.00            7.58             9.32              8.69
                     2015         10.82           10.23           8.90            7.56             9.15              8.51
                     2020         10.55           10.02           8.80            7.53             9.00              8.34
                     2025         10.29            9.83           8.71            7.51             8.85              8.19
                     2030         10.06            9.64           8.62            7.48             8.72              8.05

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Annuity rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied

Years       Monthly     Years       Monthly     Years       Monthly
Payable     Payments    Payable     Payments    Payable     Payments
10          10.51       17          7.20        24          5.88
11           9.77       18          6.94        25          5.76
12           9.16       19          6.71        26          5.65
13           8.64       20          6.51        27          5.54
14           8.20       21          6.33        28          5.45
15           7.82       22          6.17        29          5.36
16           7.49       23          6.02        30          5.28


Table B - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

                                  PLAN A                        PLAN B                           PLAN C            PLAN D
     Age          Beginning                                 Life Income with                   Life Income
      at              in        Life Income     Five Years     Ten Years     Fifteen Years     Installment     Joint & Survivor
Annuitization        Year       Non-Refund       Certain        Certain         Certain          Refund           Non-Refund
   Age 65            2005          4.68            4.66           4.62            4.53             4.43              4.06
                     2010          4.61            4.60           4.55            4.48             4.38              4.02
                     2015          4.55            4.53           4.49            4.42             4.34              3.98
                     2020          4.48            4.47           4.44            4.38             4.29              3.94
                     2025          4.43            4.42           4.39            4.33             4.25              3.91
                     2030          4.37            4.37           4.34            4.29             4.21              3.88
   Age 70            2005          5.38            5.35           5.24            5.05             4.97              4.55
                     2010          5.29            5.26           5.16            4.99             4.90              4.49
                     2015          5.20            5.17           5.08            4.93             4.84              4.43
                     2020          5.11            5.09           5.01            4.87             4.78              4.38
                     2025          5.03            5.01           4.94            4.82             4.72              4.33
                     2030          4.96            4.94           4.88            4.76             4.67              4.29
   Age 75            2005          6.42            6.33           6.07            5.65             5.68              5.25
                     2010          6.28            6.20           5.97            5.59             5.60              5.16
                     2015          6.15            6.08           5.87            5.52             5.51              5.08
                     2020          6.03            5.97           5.78            5.46             5.43              5.01
                     2025          5.91            5.86           5.69            5.40             5.36              4.94
                     2030          5.81            5.76           5.60            5.34             5.29              4.88
   Age 85            2005         10.25            9.60           8.12            6.64             7.97              7.83
                     2010          9.94            9.37           8.02            6.61             7.82              7.64
                     2015          9.65            9.15           7.91            6.59             7.68              7.46
                     2020          9.38            8.94           7.81            6.56             7.55              7.30
                     2025          9.14            8.74           7.72            6.54             7.42              7.15
                     2030          8.91            8.56           7.62            6.51             7.31              7.01


Table B above is based on the "1983 Individual Annuitant Mortality Table A" @ 3.00% with 100% Projection Scale G. Annuity rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3% annual effective interest rate.

Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

Years       Monthly     Years       Monthly     Years       Monthly
Payable     Payments    Payable     Payments    Payable     Payments
10          9.61        17          6.23        24          4.84
11          8.86        18          5.96        25          4.71
12          8.24        19          5.73        26          4.59
13          7.71        20          5.51        27          4.47
14          7.26        21          5.32        28          4.37
15          6.87        22          5.15        29          4.27
16          6.53        23          4.99        30          4.18

This endorsement is effective as of the contract date of this contract.

American Enterprise Life Insurance Company

/s/ William A Stoltzmann
Secretary